Exhibit 21.1

Subsidiaries and Equity Investments of the Registrant

Subsidiary	Jurisdiction of Organization

ARB, Inc.	California
ARB Structures, Inc.	California
ARB Chile, Ltda	Chile
Alaska Continental Pipeline. Inc.	Delaware
All Day Electric Company, Inc.	California (*)
Born Heaters Canada, ULC	Alberta, Canada
Cardinal Contractors, Inc.	Florida
Cardinal Mechanical, Inc.	Texas
Cravens Services, Inc.	Texas
GML Coatings, LLC	Florida
James Construction Group, LLC	Florida
Juniper Rock Corporation	California
Onquest, Inc.	California
Onquest Heaters, Inc.	Delaware
Primoris Renewables, LLC	California
Rockford Corporation	Oregon
Stellaris, LLC	Nevada

(*)   In December 2010, the Registrant had a 49% equity interest in this entity.  The Registrant purchased the remaining 51% of equity in March 2011.

The subsidiaries do not conduct business under any names other than those set forth above.

Equity Investments of the Registrant

Organization	Jurisdiction of Organization	Registrant’s Equity Interest

Blythe Power Constructors	California	50%
Otay Mesa Power Partners	California	40%
St.-Bernard Levee Partners	Delaware	30%
WesPac Energy, LLC	Nevada	50%

The above noted entities do not conduct business under any names other than those set forth above.